Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 5th day of March, 2012 is entered into by Casa Systems, Inc., a Delaware corporation with its principal place of business at 100 Old River Road, Andover, MA 01810, USA (the “Company”), and William Styslinger, an individual residing at 15 Boscombe Overcliff Drive, Bournemouth BH5 1LN UK 01720 (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Title and Services. The Consultant shall be a senior advisor to the CEO of Casa Systems. The Consultant agrees to perform sales management, corporate strategy and other advisory services to the CEO of the Company as may be requested from time to time by the CEO of the Company and at the CEO’s sole discretion, including, but not limited to, the services specified on Schedule A to this Agreement. The Consultant shall report to the CEO of the Company. The Consultant agrees to devote at least 20 hours per week to the performance of such services. During the Consultation Period (as defined below) and for a period of twelve (12) months thereafter, the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and he shall not assist any other person or organization that competes, or intends to compete, with the Company.

2. Term. This Agreement shall commence on the date of the 1ST of February, 2012 and shall continue until the 31ST of January, 2014 (such period, as it may be extended by one year through mutual agreement, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3. Compensation.

3.1 Base Fee: In connection with his engagement under this Agreement, the Consultant shall receive a consulting fee of USD$20,000 per month (equivalent to an annual base fee of $240,000), subject to the Consultant’s continued service hereunder.

3.2 Bonus: In addition, he will be eligible to receive the following annual bonus if the Company’s annual GAAP revenue in a calendar year (Annual Revenue) reaches the annual target (Target). The Target for 2012 is USD$50,000,000 recognizable revenue according to GAAP. The bonus is payable before the end of February of the following calendar year.

(a) None if Annual Revenue is below Target

1

(b) 25% x $240,000 = $60,000 when Annual Revenue reaches Target.

(c) (Annual Revenue – Target)/20,000,000 x $240,000 additional bonus if Annual Revenue is above Target

(d) The total annual bonus is capped at $480,000 for a calendar year

3.3 Stock option: Subject to the approval of the Board of Directors of the Company, a) the Company may grant to you a non-qualified incentive stock option (the “Option”) under the Company’s 2011 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 40,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval; You shall be responsible for all personal income taxes related to the Option and Restricted Stock. The Option shall vest in 36 months and be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate incentive stock agreement.

3.4 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Consultant’s relationship with Company shall be that of independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. The Consultant is not an agent of Company and is not authorized to make any representation, warranty, contract or commitment on behalf of Company or with respect to Company’s products.

3.5 The Consultant shall not be entitled to any of the benefits which Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. The Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to the appropriate taxing authority with respect to the Consultant’s performance of the Services and receipt of Fees under this Agreement.

3.6 Because the Consultant is an independent contractor, the Company shall not withhold or make payments for social security, unemployment insurance or disability insurance, or obtain workers’ compensation insurance on the Consultant’s behalf, if the applicable law requires such withholdings or payments. The Consultant shall accept exclusive liability for complying with all applicable governing laws, including obligations such as payment of taxes, social security, disability and other contributions based on Fees paid to the Consultant under this Agreement. The Consultant shall indemnify and defend and hold Company harmless from and against any and all claims for such taxes or contributions, including penalties and interest as well as any claims related to payment of compensation to Contract Personnel.

4. Termination. The Company, may terminate the Consultation Agreement effective immediately upon receipt of written notice to the Consultant with or without Cause. If the Company terminates this Consulting Agreement without Cause before the end of the Consulting Period, the Consultant shall be entitled to receive the Base Fee and stock option vesting for the remaining time of the Consulting Period or for twelve (12) months, whichever is shorter.

“Cause” shall mean willful misconduct by the Consultant or willful failure by the Consultant to perform his or her responsibilities to the Company (including, without limitation, breach by the Consultant of any provision of any employment, consulting, advisory, nondisclosure, noncompetition or other similar agreement between the Consultant and the Company), as determined by the Company, which determination shall be conclusive. The Consultant shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Consultant’s termination, that termination for Cause was warranted.

4.1 Notwithstanding the foregoing, the Company may terminate the Consultation Period effective immediately upon receipt of written notice without any compensation due to cancellation, if the Consultant breaches or threatens to breach any provision of Section 6.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Inventions and Proprietary Information.

6.1 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period, (ii) thereafter if resulting or directly derived from Proprietary Information (as defined below) and (iii) prior the Consultation Period if listed on Schedule C to this Agreement, shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company it will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of his agreements or obligations to any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Non-Solicitation. During the Consultation Period and for a period of twelve (12) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Consultant’s employment with the Company; provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

8. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any current or prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

16. Interpretation. If any restriction set forth in Section 1 or Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

17. Miscellaneous.

17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CASA SYSTEMS, INC.

By:	/s/ Jerry Guo

Name:	Jerry Guo

Title:	CEO

CONSULTANT

By:	/s/ William Styslinger

William Styslinger

SCHEDULE A

Description of Services

1.	Global sales management, recruiting, market development.

2.	Corporate strategy

3.	Other advices to the CEO on general company matters

CASA SYSTEMS, INC.

Nonstatutory Stock Option Agreement

Granted Under 2011 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Casa Systems, Inc., a Delaware corporation (the “Company”), on May 25, 2012 (the “Grant Date”) to William Styslinger, an employee, consultant or director of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2011 Stock Incentive Plan (the “Plan”), a total of 40,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $ 16.92 per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on May 24, 2022 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to 33.333% of the original number of Shares on the first anniversary of the Vesting Commencement Date (as defined below) and as to an additional 2.778% of the original number of Shares at the end of each successive month following the first anniversary of the Vesting Commencement Date until the third anniversary of the Vesting Commencement Date. For purposes of this Agreement, “Vesting Commencement Date” shall mean February 1, 2012.

If the Participant’s engagement as a consultant to the Company pursuant to that certain Consulting Agreement, dated March 5, 2012, by and between the Company and the Participant (as the same may be amended and/or restated from time to time, the “Consulting Agreement”) is terminated without Cause (as defined in the Consulting Agreement) by the Company, this option shall vest as to an additional number of Shares equal to the lesser of (i) 33.3333% of the original number of Shares and (ii) the number of Shares, if any, with respect to which this option has not vested as of such termination.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be accompanied by a completed Notice of Stock Option Exercise in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

Addendum

THIS FIRST ADDENDUM to Consulting Agreement dated March 5, 2012, between Casa Systems, Inc. and William Styslinger is made and entered into this 1st day of January, 2016.

The Consulting Agreement will be extended for a period of twelve (12) months, January 1, 2016, through December 31, 2016.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year set forth above.

CASA SYSTEMS, INC.

By:	/s/ Lucy Xie
Lucy Xie, Senior Vice President

CONSULTANT

By:	/s/ William Styslinger
William Styslinger

Casa Systems, Inc. | 100 Old River Road, Suite 100 | Andover, MA 01810 | TEL: 978-688-6706